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                                                                      EXHIBIT 11

                  SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE
                     (In thousands except per share amounts)

                                                                            FOR THE YEAR ENDED DECEMBER 31,
                                                                         1996            1995            1994
                                                                         ----            ----            ----
                             PRIMARY
Net income                                                            $ 580,047       $ 512,055       $ 345,086
Preferred stock dividends, net of taxes                                  11,279          11,125          10,921
                                                                      ---------       ---------       ---------
Net income available to common stockholders                           $ 568,768       $ 500,930       $ 334,165
                                                                      =========       =========       =========

Weighted average shares outstanding                                     144,697         146,057         148,371
                                                                      ---------       ---------       ---------

PRIMARY EARNINGS PER SHARE (*)                                        $    3.93       $    3.43       $    2.25
                                                                      =========       =========       =========


                          FULLY DILUTED

Net income                                                            $ 580,047       $ 512,055       $ 345,086
Adjustments to net income:
      Assumed additional cost if ESOP shares are fully converted
      net of certain tax benefits                                        (2,697)         (3,178)         (3,386)
                                                                      ---------       ---------       ---------
Fully diluted net income                                              $ 577,350       $ 508,877       $ 341,700
                                                                      =========       =========       =========

Weighted average shares outstanding                                     144,697         146,057         148,371
Add incremental shares representing:
      Shares issuable upon exercise of stock options based
        on year-end market price                                            796             791             426
      Performance incentive shares issuable based on
        year-end market price                                               123             164              88
      Shares issuable upon conversion of ESOP shares                      4,187           4,267           4,342
                                                                      ---------       ---------       ---------
Weighted average number of shares as adjusted                           149,803         151,279         153,227
                                                                      =========       =========       =========

FULLY DILUTED EARNINGS PER SHARE                                      $    3.85       $    3.36       $    2.23
                                                                      =========       =========       =========

Dilutive effect of incremental shares                                     -2.0%           -1.9%           -1.0%
                                                                      =========       =========       =========



(*) Incremental shares have not been considered in the computation of primary earnings per share in accordance with generally accepted accounting principles which requires the inclusion only when the dilutive effect is greater than three percent.


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